                                                                  NEWS RELEASE

                                                          FOR IMMEDIATE RELEASE
                                                                  July 18, 1996

                                                           Contact: John J. Ong
                                                          Phone: (910) 888-6353


                   LADD COMPLETES $190 MILLION BANK FINANCING

         HIGH POINT, NC - Fred L. Schuermann, Jr., president and chief executive officer of LADD Furniture, Inc., announced today that the corporation has completed a new $190 million bank financing agreement. Schuermann commented, "This new agreement provides LADD with considerable financial flexibility and the credit availability to continue implementing management's aggressive turnaround plans." The new facility will be used to refinance LADD's outstanding bank debt and provide additional liquidity.

         LADD executive vice president and chief financial officer William S. Creekmuir said the new secured financing facility, underwritten by a bank group led by NationsBank, consists of a $125 million three-year revolving credit facility and a $65 million term loan. Creekmuir said, "The new arrangement represents a strong vote of confidence on the part of the lending group in both LADD's management team and our future plans." He concluded, "At current borrowing levels, the company's interest expense will increase marginally under the new facility."

         Headquartered in High Point, NC, LADD is one of the largest North American manufacturers of residential furniture. LADD markets its wide range of residential wood and upholstered furniture domestically under the major brand names American Drew, American of Martinsville, Barclay, Clayton Marcus, Kenbridge, Lea, Pennsylvania House and Pilliod, and exports these same brand names products worldwide through LADD International. Under the American of Martinsville name, LADD is also one of the world's leading suppliers of guest room furniture to the hotel/motel industry, as well as to health care facilities, retirement homes and governmental and university dormitory markets. LADD also owns and operates LADD transportation, a support company. LADD's stock is traded on the over-the-counter National Market System under the Nasdaq symbol LADF.